As filed with the Securities and Exchange Commission on November 30, 2009
Registration No. 333-152913

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of	(I.R.S. Employee Identification Number)
incorporation or organization)
The Commerce Center
211 Commerce Street
Suite 300
Nashville, Tennessee 37201
(615) 744-3700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
M. Terry Turner
President and Chief Executive Officer
Pinnacle Financial Partners, Inc.
211 Commerce Street
Suite 300
Nashville, Tennessee 37201
(615) 744-3700
(Name, address, including zip code, and telephone number including area code, of agent for service)
Copy to:
Bob F. Thompson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

     Approximate date of commencement of proposed sale to the public: No additional sales of securities will be made pursuant to this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

DEREGISTRATION OF UNSOLD SECURITIES
     Pinnacle Financial Partners, Inc. (the “Company”) files this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-152913) (as amended, the “Registration Statement”) to deregister shares of the Company’s common stock that were registered under the Registration Statement but were not sold under the Registration Statement by the selling shareholders named therein (the “Selling Shareholders”). The offering contemplated by the Registration Statement terminated by virtue of the expiration of the Company’s contractual obligation to maintain the effectiveness of the Registration Statement.
     The Company is seeking to deregister all shares that remain unsold under the Registration Statement as of the date hereof because its obligation to keep the Registration Statement effective pursuant to the terms of its registration rights agreement with the Selling Shareholders has terminated. Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister 994,300 shares, this being the aggregate number of the shares registered pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on November 30, 2009.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner

M. Terry Turner President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert A. McCabe, Jr.	Chairman and Director	November 30, 2009
/s/ M. Terry Turner M. Terry Turner	President, Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2009
/s/ Harold R. Carpenter Harold R. Carpenter	Chief Financial Officer (Principal Financial and Accounting Officer)	November 30, 2009
* Sue G. Atkinson	Director	November 30, 2009
H. Gordon Bone	Director
Gregory L. Burns	Director
* James C. Cope	Director	November 30, 2009
Colleen Conway-Welch	Director

* Clay T. Jackson	Director	November 30, 2009
* William Huddleston	Director	November 30, 2009
* Ed C. Loughry, Jr.	Director	November 30, 2009
* David Major	Director	November 30, 2009
* Hal N. Pennington	Director	November 30, 2009
* Dale W. Polley	Director	November 30, 2009
* Wayne J. Riley	Director	November 30, 2009
* Gary Scott	Director	November 30, 2009
Reese L. Smith, III	Director
*/s/ Harold R. Carpenter Harold R. Carpenter, Attorney-in-fact		November 30, 2009